Exhibit 10.6

BANKUNITED

NONQUALIFIED DEFERRED COMPENSATION PLAN

ARTICLE I

INTRODUCTION

1.1          Purpose. BankUnited (the Employer) establishes this BankUnited Nonqualified Deferred Compensation Plan (the Plan) to attract and retain key employees by providing the opportunity to defer compensation and receive employer contributions that cannot be made to the Qualified Plan due to the limitations in Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the Code).

1.2          Legal status. The Plan is a deferred compensation plan for a select group of management or highly-compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA). The Employer intends the Plan to be unfunded for purposes of ERISA and the Code and to satisfy the requirements of Code Section 409A. Plan provisions will be interpreted consistent with this intent.

1.3          Effective date. The Plan is effective October 1, 2009.

ARTICLE II

DEFINITIONS

2.1          Key terms and construction. When used in the Plan, the following terms will have the meanings set forth below. Several other terms are not defined here but, for convenience, are defined as they are introduced into the text. References to specific Code provisions include any final regulations, Revenue Rulings, and guidance of general applicability thereunder.

Beneficiary means the individual, trust, or other entity designated by a Participant to receive Plan benefits in the event of the Participant’s death.

Cause means acts that constitute theft, fraud or the embezzlement of funds, gross negligence or deliberate misconduct in the performance of the Participant’s job responsibilities, acts or omissions involving moral turpitude, breach of a material provision of any agreement between the Employer and the Participant, or violation of any material written policy of the Employer.

Change in Control means a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of its assets, within the meaning of Treas. Reg. 1.409A-3(i)(5). For purposes of clarification, an initial public offering of the Employer’s securities will not be a Change in Control.

Compensation means the Participant’s cash compensation from the Employer.

Disability means a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months and that either renders a Participant unable to engage in any substantial gainful activity or is the reason the Participant is receiving income-replacement benefits for a period of at least 3 months under an accident and health plan of the Employer.

Eligible Compensation means the Participant’s Compensation to the extent it exceeds the limitation in Code Section 401(a)(17), reduced by the amount specified in Appendix A of this Plan. Thus, a Participant’s Eligible Compensation in a year will be that portion of each paycheck that exceeds the sum of (i) a portion of that year’s Code Section 401(a)(17) limit determined by dividing the limitation by the number of paychecks in the year and (ii) a portion of the amount specified in Appendix A determined by dividing such amount by the number of paychecks in the year.

Participant means an employee of the Employer who defers Eligible Compensation or receives Employer contributions under the Plan. A Participant will remain a Participant as long as he or she has an account balance in the Plan.

Plan Year means the calendar year.

Qualified Plan means the Employer’s tax-qualified Code Section 401(k) plan, currently known as the “BankUnited 401(k) Plan.”

Separation from Service occurs (or a Participant Separates from Service) when the Participant ceases to be employed by the Employer and all entities considered a single employer with the Employer under Code Sections 414(b) and (c) as a result of death, retirement, or other termination of employment For this purpose, an 80% or greater threshold will be used in determining a controlled group of corporations within the meaning of Code Section 414(b) and the trades and businesses that are under common control within the meaning of Code Section 414(c).

Whether a Separation from Service occurs will be determined in accordance with the rules under Code Section 409A. In general, a Participant’s employment will be deemed terminated on the date as of which, in the Employer’s and Participant’s reasonable expectation, the Participant’s level of bona fide services for the Employer decreases to 20% or less of his or her average level of bona fide services over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services to the Employer for fewer than 36 months) and a Participant’s employment will be deemed not to have terminated as long as the Participant’s level of bona fide services exceeds the 20% threshold.

A Participant’s employment will be treated as continuing while he or she is on military leave, sick leave, disability leave, or other bona fide leave of absence if the period of the leave does not exceed six months or, if longer, as long as the Participant has a statutory or contractual right to reemployment with the Employer. If the period of leave exceeds six months, and the Participant does not have a statutory or contractual right to reemployment, the Participant’s employment will be deemed to terminate on the first day immediately following the six-month period.

Unforeseeable Emergency, means a Participant’s severe financial hardship resulting from (i) an illness or accident of the Participant or his or her spouse or “dependent,” as defined in Code Section 152(a), and the related extraordinary and unforeseeable medical expenses, (ii) loss of the Participant’s property due to casualty, including the need to rebuild a home following damage not otherwise covered by insurance, or (iii) other similar and unforeseeable circumstances due to events beyond the control of the Participant, such as the imminent foreclosure of or eviction from the Participant’s primary residence or extraordinary funeral expenses of a spouse or “dependent,” as defined above. The Administrator will determine whether an event is an Unforeseeable Emergency, based on the relevant facts and circumstances of each case.

ARTICLE III

ADMINISTRATION

3.1          Plan administrator. The Compensation Committee of the Employer’s Board of Directors will administer the Plan (Administrator). The Administrator may appoint one or more delegates to discharge any or all of the Administrator’s responsibilities under the Plan. The Administrator and delegates will have all the discretionary authority, rights, and duties that are necessary or appropriate for the proper administration of the Plan and may rely upon financial, legal, accounting, and other advisors, as they see fit. The decisions of the Administrator and delegates, including interpretations of the Plan and determinations of amounts due under the Plan, are final and binding on all parties.

ARTICLE IV

ELIGIBILILTY

4.1          Plan participation. The Administrator, in its sole discretion, will select the Plan’s Participants from among the Employer’s executives.

ARTICLE V

ACCOUNTS

5.1          Establishment of accounts. The Administrator will establish a bookkeeping account for each Participant to which the contributions described in Article VI will be credited. The Administrator also may establish sub-accounts for Participants, as the Administrator deems appropriate. The accounts and sub-accounts will be adjusted to reflect interest and distributions.

5.2          Investment credits. For Plan Years 2009 and 2010, the Administrator will credit Participants’ accounts daily with interest at an annual rate of 6%. For each subsequent Plan Year, the Administrator will set and inform Participants of the crediting rate before the start of the Plan Year.

ARTICLE VI

CONTRIBUTIONS

6.1          Elective deferrals. Before the first day of each Plan Year or, in a Participant’s first year of participation, within 30 days after the date he or she first becomes a Participant, the Participant may elect to reduce Compensation or Eligible Compensation, as appropriate, by a percent (in whole numbers) not to exceed the Maximum Deferral. For Plan Year 2009, the Maximum Deferral is 100 percent of Compensation, less any amounts required to be withheld by law. For subsequent Plan Years, the Maximum Deferral is 50 percent of Eligible Compensation. Such amounts will be withheld ratably from each of the Participant’s paychecks. Provided that, in the case of a newly eligible Participant, an election will apply only to Compensation or Eligible Compensation for services performed after the election.

6.2          Employer contributions. In addition to a Participant’s elective deferrals, the Employer will make contributions to the accounts or sub-accounts of Participants, as follows. For the 2009 Plan Year, each Participant will receive 4.5 percent of Eligible Compensation. For subsequent Plan Years, the Participant will receive 100 percent of the first 1 percent, plus 70 percent of the next 5 percent, of the Eligible Compensation the Participant defers under Section 6.1.

6.3          Contribution timing. Elective deferrals will be credited to a Participant’s account or sub-account on or as soon as practicable after the date the Eligible Compensation would have been paid but for the deferral. Employer contributions will be credited to a Participant’s account or sub-account as soon as practicable after the end of the applicable Plan Year.

6.4          Election forms and changes. To be valid, Participant elections must be made on forms provided by the Administrator and received by the Administrator on or before the specified deadline. An election may not be changed after the deadline. Provided, however, that a Participant’s elective deferrals will cease automatically upon the Administrator’s approval of a distribution for the Participant’s Unforeseeable Emergency and the Participant may not resume elective deferrals until the next Plan Year.

ARTICLE VII

VESTING

7.1          Vesting. A Participant’s elective deferrals and interest thereon are at all times 100 percent vested. A Participant’s Employer contributions and interest thereon will become 100 percent vested upon the earlier of a Change in Control or the Participant’s, death, Disability, attainment of “Normal Retirement Age,” or completion of 2 “Years of Service,” as such quoted terms are defined in the Qualified Plan.

7.2          Forfeitures of Employer contributions. A Participant who Separates from Service will forfeit all unvested Employer contributions and interest thereon. Notwithstanding Section 7.1, a Participant whose employment is terminated for Cause will forfeit all Employer contributions and interest thereon, without regard to whether such amounts are vested or unvested.

ARTICLE VIII

BENEFIT PAYMENTS

8.1          Distribution timing.

(a)           Elective deferrals. Coincident with each election to defer Eligible Compensation for a Plan Year, a Participant may elect a specific date on which that Plan Year’s elective deferrals and interest thereon will be paid or commence to be paid. Such date must be no earlier than January 1 of the third Plan Year following the Plan Year in which the Eligible Compensation would have been paid but for the deferral. Coincident with a Participant’s first election to defer Eligible Compensation, the Participant may elect to receive his, or her elective deferrals and interest, thereon in the event of a Change in Control. The Participant’s elective deferrals and interest thereon will be paid or commence to be paid on the earliest of (i) the Participant’s Separation from Service, including by reason of death, (ii) the Participant’s Disability, (iii) the specific payment date elected by the Participant, if the Participant has elected to receive elective deferrals on a specific date, or (iv) a Change in Control, if the Participant has elected to receive elective deferrals upon a Change in Control.

(b)           Employer contributions. Within 30 days after the date an executive first becomes a Participant, he or she may elect to receive Employer contributions and interest thereon in the event of a Change in Control. The Participant’s Employer contributions and interest thereon will be paid or commence to be paid on the earliest of (i) the Participant’s Separation from Service, including by reason of death, (ii) the Participant’s Disability, or (iii) a Change in Control, if the Participant has elected to receive Employer contributions upon a Change in Control.

8.2          Form of distribution. A Participant may not elect the form of payment when payment is made because of the Participant’s death or Disability or a Change in Control. In these events, the Participant will automatically receive his or her elective deferrals, Employer contributions, and interest thereon in a single lump sum. For other events, the following rules apply:

Coincident with each election to defer Eligible Compensation for a Plan Year, the Participant may elect the form in which that Plan Year’s elective deferrals and interest thereon will be paid if payment is made because of the occurrence of a specific date. Coincident with a Participant’s first election to defer Eligible Compensation, the Participant may elect the form in which elective deferrals and interest thereon will be paid if payment is made because of a Separation from Service other than death. Within 30 days after the date an executive first becomes a Participant, he or she may elect the form in which Employer contributions and interest thereon will be paid if payment is made because of a Separation from Service other than death. A Participant may choose a single lump sum or 5, 10, or 15 annual installments, determined by dividing the applicable account or sub-account balance by the number of remaining installments.  If a Participant fails to elect a form of payment for a particular event, and benefits are paid because of that event, or if a Participant’s entire account balance is less than $50,000 as of the date of the event, then the Participant will receive his or her benefits in a single lump sum.

8.3          Changes to time and form of distribution. A Participant may elect to change the time and form of a distribution, provided the election satisfies both of the following conditions:

•                  The election is not effective until 12 months after it is made. If an election is made later than 12 months before a scheduled lump sum payment or the commencement of installments, the election will be null and void and the Participant’s benefit will be paid in accordance with his or her most recent valid election.

•                  The election defers payment for at least 5 years from the date the payment otherwise would have been made or, if earlier, until the Participant’s Disability or death.

For purposes of this Section 8.3, installments are deemed to be a single payment, commencing on the date of the first installment.

8.4          Unforeseeable Emergency. Notwithstanding Sections 8.1, 8.2, and 8.3, in the event of a Participant’s Unforeseeable Emergency, the Participant may request, and the Administrator may approve, a distribution from the vested balance in his or her account. The distribution will be limited to the amount that the Administrator determines is reasonably necessary to satisfy the emergency need and may include amounts necessary to pay any federal, state, and local taxes or penalties reasonably expected to result from the distribution. A distribution will not be made to the extent that the emergency is or may be relieved through reimbursement from insurance or otherwise, or by liquidation of the Participant’s assets, provided the liquidation of assets would not cause severe financial hardship.

8.5          Beneficiaries. A Participant may designate the Beneficiary or Beneficiaries who will receive benefits payable upon his or her death and change or revoke the designation without the consent of any Beneficiary. The last designation received by the Administrator will be controlling. A designation, change, or revocation will not be effective unless it is received by the Administrator in writing prior to the Participant’s death. If the Participant fails to furnish an effective designation, or the Participant’s Beneficiaries predecease him or her, the Participant’s estate will be deemed to be his or her Beneficiary.

8.6          Tax withholding and consequences. Each Participant’s payments will be reduced by the federal, state, and local taxes, which the Employer is required to withhold. The Employer does not represent or guarantee that any particular tax consequences will result from participation in the Plan and has no obligation to Participants for any adverse tax consequences.

ARTICLE IX

SOURCE OF PAYMENTS

9.1          Benefits and expenses. Plan benefits and expenses will be paid directly from the Employer’s general assets. The Employer is not required to set aside, earmark, or escrow any funds or other assets to satisfy its obligations under the Plan. Participants and Beneficiaries have no interest in any specific assets of the Employer, other than the unsecured right to receive benefits pursuant to the terms of the Plan. In this regard, Participants acknowledge that the accounts and sub-accounts referred to in the Plan are merely bookkeeping entries used to track their benefits.

ARTICLE X

CLAIMS PROCEDURE

10.1        Filing of claim. In general, the payment of Plan benefits is automatic and no claims have to be filed. However, a Participant or Beneficiary (Claimant) may file a written claim for benefits with the Administrator. The claim must be filed no later than 60 days after the latest date under the terms of the Plan for or payment of the benefit in dispute.

10.2        Denial of claim. If the claim is denied in whole or in part, the Claimant will be given a written notification containing specific reasons for the denial. The written notification will refer to the pertinent Plan provisions on which the denial of benefits is based. It also will contain, a description of any additional materials or information necessary for the Claimant to perfect a claim and an explanation of why such material or information is necessary. Further, the notification will provide appropriate information as to the steps to be taken if the Claimant wishes to submit his or her claim for review. This written notification will be given to a Claimant within 60 days after receipt of his or her claim by the Administrator.

10.3        Right of review. If a claim is denied in whole or in part, the Claimant or his or her duly authorized representative will be permitted to review pertinent documents and to submit to the Administrator issues and comments in writing. In addition, the Claimant or his or her duly authorized representative may make a written request for a full and fair review of his or her claim and its denial by the Administrator, provided the written request is received by the Administrator within 60 days after the Claimant receives written notification of the denial.

10.4        Decision on review. The Administrator will render a decision within 60 days after receipt of the request for review. However, where special circumstances require an extension of time for making the decision, it may be postponed on written notice to the Claimant (prior to the expiration of the initial 60-day period) for an additional 60 days, but in no event will the Administrator render the decision more than 120 days after the receipt of the request for review. The decision will be furnished to the Claimant in writing and in a manner calculated to be understood by the Claimant and will set forth the specific reason(s) for the decision and the specific Plan provision(s) on which the decision is based.

10.5        Time of payment. In the event a claim is upheld, the Participant’s or Beneficiary’s benefit will be paid no later than the last day of the calendar year in which the decision to uphold the claim is made.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1        Plan amendment and termination. The Employer reserves the right to amend, discontinue, or terminate the Plan at any time by action of the Compensation Committee of its Board of Directors (Board). However, no amendment, discontinuance, or termination will diminish the benefits of a Participant that are earned and vested prior to the date the Board approves the amendment, discontinuance, or termination. The Employer may not accelerate the timing of benefit payments, except to the extent Code Section 409A permits.

11.2        Non-alienation of benefit. The interest of a Participant or Beneficiary in his or her Plan benefits is not subject to the claims of the Participant’s or Beneficiary’s creditors and may not be voluntarily or involuntarily sold, transferred, pledged, alienated, assigned, anticipated, or encumbered. Any attempt by a Participant or Beneficiary to do so will be null and void.

11.3        No employment rights. The Plan does not constitute a contract of employment and participation in the Plan does not give a Participant the right to continue employment with the Employer or limit the Employer’s right to discharge any employee with or without Cause.

11.4        Indemnification. To the extent the law allows, the Employer will indemnify and hold harmless the Administrator, any of the Administrator’s delegates, and any  employee who may act on behalf of the Employer in the administration of the Plan from and against any liability, loss, cost, or expense (including reasonable attorneys’ fees) incurred at any time as a result of or in connection with any claims, demands, actions, or causes of action of any Participant, any person claiming through any Participant, or any other person, party, or authority claiming to have an interest in the Plan or standing to act for any person or groups having an interest in the Plan, for or on account of any of the acts or omissions (or alleged acts or omissions) of the Administrator, any delegate, or any employee, except to the extent resulting from that person’s willful misconduct.

11.5        Successors. The Plan is binding on the Employer and its successors and assigns and on each Participant and Beneficiary.

11.6        Severability. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Plan, which will be construed and enforced as if the illegal or invalid provision had never been set forth.

11.7        Controlling law. To the extent not superseded by the laws of the United States, the laws of Florida are controlling in all matters relating to the Plan, without regard to that state’s choice of laws provisions.

IN WITNESS WHEREOF, BU Financial Corporation has duly executed this Plan as of 09/25/09.

BU FINANCIAL CORPORATION

By:	/s/ Rajinder P. Singh

Title:

BANKUNITED

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective October 1, 2009

APPENDIX A

Eligible Compensation for certain Participants shall be reduced each year by the amount specified below:

Participant Name	Offset Amount
John A. Kanas	$250,000
John Bohlsen	$250,000